Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 351 to the Registration Statement on Form N–1A of Fidelity Salem Street Trust: Fidelity Strategic Dividend & Income Fund of our report dated January 18, 2017 relating to the financial statements and financial highlights included in the November 30, 2016 Annual Report to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuse and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts January 23, 2017